EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER-DANIELS-MIDLAND COMPANY

December 31, 2012

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:

	Organized Under Laws of	Ownership

ADM Worldwide Holdings LP (A)	Cayman Islands	100
ADM Europe BV (B)	Netherlands	100
ADM Canadian Holdings BV (C)	Netherlands	100
ADM Agri-Industries Company (D)	Canada	100
ADM International Sarl (E)	Switzerland	100
ADM Alfred C Toepfer International BV - Rotterdam (F)	Netherlands	80
ADM Trading Company (G)	United States	100

(A) ADM Worldwide Holdings LP owns ADM Europe BV and forty-one subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(B) ADM Europe BV owns ADM Canadian Holdings BV, ADM International Sarl, ADM Alfred C Toepfer International BV – Rotterdam (80%), and seventy-five subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(C) ADM Canadian Holdings BV has one subsidiary company, ADM Agri-Industries Company.

(D) ADM Agri-Industries Company owns sixteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(E) ADM International Sarl owns twenty-four subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(F) ADM Alfred C Toepfer International BV - Rotterdam owns fifty-one subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(G) ADM Trading Company has no subsidiary companies.

The names of sixty-seven domestic subsidiaries and sixty-five international subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.